Exhibit 10.23

                                AGREEMENT


     THIS AGREEMENT (hereinafter "the Agreement" or "this Agreement"), dated as of February 19, 1997 by and between INTERNATIONAL MULTIFOODS CORPORATION, a Delaware corporation ("Multifoods"), and DEVENDRA MISHRA, an employee of Multifoods, residing in the State of Colorado ("Mishra").

     WITNESSETH THAT:

     WHEREAS, Mishra is an employee of Multifoods; and

     WHEREAS, Multifoods and Mishra have agreed that Mishra's employment with Multifoods shall terminate effective on April 30, 1997.

     NOW, THEREFORE, in consideration of the preceding recitals and of the mutual covenants and agreements hereinafter set forth, Multifoods and Mishra agree as follows:

1.     Termination Date.

     Mishra's employment with Multifoods shall terminate effective on April 30, 1997 (the "Termination Date"). Notwithstanding the
Termination Date, the employment relationship between Multifoods and Mishra prior to the Termination Date shall be at the will of the parties.

2.     Termination Allowance and Waiver of Restriction on Restricted
Common Stock.

     A. Multifoods shall pay Mishra, by check, on the Termination Date, an amount equal to $137,500, in a lump sum, less all applicable federal, state and local withholding taxes (the "Termination Allowance"). The Termination Allowance payable to Mishra under this Agreement is in lieu of any other amounts which may be payable to Mishra for severance pay under any prior oral or written agreement between Multifoods and Mishra. All tax liability, with respect to the Termination Allowance paid to Mishra under this Agreement (other than employer withholding and employer payroll taxes) shall be Mishra's sole responsibility.

     B. Mishra was awarded and granted (i) 6,000 shares of restricted Common Stock, par value $0.10 per share, of Multifoods on September 15, 1994 ("1994 Restricted Common Stock"), under and pursuant to that certain Restricted Stock Award Agreement, dated as of September 15, 1994 between Multifoods and Mishra ("1994 Restricted Stock Award Agreement"); and (ii) 13,260 shares of restricted Common Stock, par value $0.10 per share, of Multifoods on September 15, 1995 ("1995 Restricted Common Stock"), under and pursuant to that certain Restricted Stock Award Agreement, dated as of September 15, 1995 between Multifoods and Mishra ("1995 Restricted Stock Award Agreement"); by the Compensation Committee of the Board of Directors of Multifoods (the "Compensation Committee"). Under the 1994 Restricted Stock Award Agreement, the 1994 Restricted Common Stock will vest in Mishra on September 15, 1997, and under the 1995 Restricted Stock Award Agreement, the 1995 Restricted Common Stock will vest in Mishra on September 15, 1997 if Mishra is an employee of Multifoods on such date. (Pursuant to the 1995 Restricted Stock Award Agreement, Mishra elected, in writing, to defer the vesting date of the 1995 Restricted Common Stock for one year from September 15, 1996 to September 15, 1997.) If Mishra's employment were to terminate prior to September 15, 1997, Mishra would forfeit the 1994 Restricted Common Stock and the 1995 Restricted Common Stock. As part of the consideration for this Agreement, the Compensation Committee has, pursuant to special action of the Compensation Committee, waived the vesting requirements on the 1994 Restricted Common Stock and the 1995 Restricted Common Stock, so that such shares, 6000 and 13,260 , respectively, will vest on the earlier to occur of (i) April 30, 1997 or (ii) the last date of Mishra's employment with Multifoods provided that the rescission period described in Section 3.D. below has expired (the "Waiver of Restriction on the Restricted Common Stock"), and further provided that Mishra has not rescinded or revoked this Agreement, including the Release (as defined below), in which case all of the 1994 Restricted Common Stock and all of the 1995 Restricted Common Stock, and all of the rights relating thereto, including the payment of accrued dividends, will be forfeited immediately as of the date of such rescission.

                          RELEASE AGREEMENT

3.     Release.

     A. In consideration of the Termination Allowance payable by Multifoods to Mishra set forth and described in Section 2 of this Agreement, the Waiver of Restriction on the Restricted Common Stock, the agreements of Multifoods set forth in that certain letter, dated January 3, 1997, to Mishra from R.F. Maddocks, Executive Vice President of Multifoods, attached hereto as Exhibit A (the "Letter Agreement"), and other good and valuable consideration, Mishra hereby releases and discharges Multifoods and its subsidiaries and affiliates, and the directors, officers, employees, agents and insurers of each (collectively, the "Released Parties"), from all causes of action, claims, demands, debts, contracts and agreements to which Mishra or his heirs, executors, administrators, legal representatives, successors or assigns and beneficiaries have or may have in connection with Mishra's employment with and termination of employment from Multifoods, for all time to the date of this Agreement, except for: (i) this Agreement and the Termination Allowance payable to Mishra under the terms of this Agreement; (ii) any indemnification right to which Mishra is entitled by reason of his employment by Multifoods, under (A) the Restated Certificate of Incorporation, as amended, of Multifoods, (B) the Bylaws of Multifoods, and/or (C) any policy of insurance issued to Multifoods under which Mishra is an insured and entitled to coverage; (iii) any right that Mishra has as a result of his participation in any health and welfare and pension benefit plans of Multifoods to which Mishra is entitled by reason of his employment by Multifoods under the terms and conditions set forth in such plans as of the date of this Agreement; and (iv) the 1994 Restricted Stock Award Agreement and the 1995 Restricted Stock Award Agreement, as modified by the Waiver of Restriction on the Restricted Common Stock, and any Non-Qualified Stock Option Agreements between Multifoods and Mishra, under the terms and conditions set forth in such Restricted Stock Award Agreements and Non-Qualified Stock Option Agreement (the foregoing hereinafter called the "Release").

     B.     Except as specifically provided in Paragraph A of this
Section 3, the Release applies to any action, claim, demand, debt, contract and agreement that Mishra has or may have as of the date of this Agreement including, without limitation, any and all claims relating to Mishra's employment with and termination of employment from Multifoods including, but not limited to, breach of contract claims; claims alleging violation of the Fair Labor Standards Act; the Age Discrimination In Employment Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866; the National Labor Relations Act; the Americans With Disabilities Act; the Employee Retirement Income Security Act; and/or any other federal, state or local statute, law, ordinance, regulation, order or principle of common law.

     C. Mishra acknowledges and agrees that Multifoods' agreement to pay the Termination Allowance, Multifoods' agreements set forth in the Letter Agreement, and the Waiver of Restriction on the Restricted Common Stock, do not constitute an admission that Multifoods or any of the other Released Parties has engaged in any wrongful conduct towards Mishra, has acted in any way to cause injury to Mishra, or is responsible or legally obligated to Mishra in any way, except as specifically provided in this Agreement.

     D. Mishra acknowledges that he has been advised and that he understands, that he has fifteen (15) days from the date that he signs this Agreement to rescind this Agreement in its entirety, if he notifies Multifoods, in writing, at Multifoods Tower, Box 2942, 33 South Sixth Street, Minneapolis 55402, Attention: Frank W. Bonvino, Vice President, General Counsel and Secretary of Multifoods, of his decision to rescind this Agreement. Mishra also understands that if he rescinds this Agreement, he shall forfeit the Termination Allowance, and the agreements of Multifoods set forth in the Letter Agreement and the Waiver of Restriction on the Restricted Common Stock shall terminate and be canceled. Mishra further acknowledges and understands that to be effective, his notice of rescission must be in writing and must be delivered to the address stated above either by hand or by mail within the fifteen (15) day period. If delivered by mail, the rescission must be: (1) postmarked within the fifteen (15) day period;
(2) properly addressed to Multifoods; and (3) sent by certified mail, return receipt requested.

     E. Mishra represents that he has read this Agreement and understands all of the terms and conditions contained in this Agreement, and that he has been encouraged by Multifoods to discuss this Agreement with an attorney-at-law of his choice. Mishra's manual signature on this Agreement, set forth below in the signature block, constitutes Mishra's acknowledgment that he understands the effect of this Agreement, and that he has signed this Agreement KNOWINGLY AND VOLUNTARILY, and that he has not relied on any representations, statements or explanations made by Multifoods or any of the Released Parties or their attorneys.


                                 NOTE

             MULTIFOODS HEREBY ADVISES MISHRA TO CONSULT WITH
               AN ATTORNEY-AT-LAW OF MISHRA'S CHOICE BEFORE
                 MISHRA SIGNS AND DELIVERS THIS AGREEMENT.


4.     Multifoods' Representation.

     Multifoods represents to Mishra that, as of the date of this Agreement, Multifoods has no knowledge or any information which would cause Multifoods to assert a claim against Mishra in connection with Mishra's employment to the date of this Agreement.

5.     Confidential Information.

     A.     Mishra's Covenant of Confidentiality

     Further, in consideration of the Termination Allowance payable by Multifoods under Section 2 of this Agreement, the agreements of Multifoods set forth in the Letter Agreement and the Waiver of Restriction on the Restricted Common Stock, Mishra covenants and agrees that during and after his employment with Multifoods he will maintain in strict confidence and not disclose to any person, corporation, partnership, entity or enterprise, any information, including without limitation, financial information, strategic and business plans of Multifoods or any of its subsidiaries, or any confidential or proprietary information of Multifoods or any of its subsidiaries. For purposes of this Agreement confidential information shall not include any information: (i) which was known to the public on the date of this Agreement; (ii) which becomes known to the public following the date of this Agreement through no fault of Mishra; or (iii) which is disclosed to Mishra by a third party who has the right to disclose such information without violating any agreement of confidentiality with Multifoods.

     B. In the event that Mishra is compelled by subpoena, civil investigative demand, court order or other legal process in any proceeding to disclose any confidential information described in Paragraph A immediately above, after the Termination Date, Mishra shall give Multifoods prompt notice so that Multifoods may seek an appropriate protective order or other confidential treatment of such confidential information. If Multifoods shall fail for any reason to obtain a protective order and Mishra shall be compelled to disclose any such confidential information, based upon the advice of Mishra's counsel, Mishra may disclose such information without liability under this Agreement, provided that Mishra shall give Multifoods written notice of the information to be disclosed as far in advance of its disclosure as is reasonably practicable and the name of the party to whom Mishra is required to disclose such information, and in any event, such disclosure shall be limited to the specific information that Mishra is legally required to disclose based upon the advice of Mishra's counsel.

     C.     Remedies.

     Mishra acknowledges and agrees that money damages would not be a sufficient remedy for any breach or threatened breach by Mishra of his covenant of confidentiality set forth in Paragraph A of this Section 5; and that, in addition to all other remedies that Multifoods shall be entitled to, Multifoods shall be entitled to injunctive or other equitable relief as a remedy for any such breach or threatened breach.

6.     Mishra's Covenant of Nonsolicitation.

     A. Nonsolicitation. Mishra covenants and agrees that he will not, directly or indirectly: (i) for a period of two (2) years following the Termination Date, employ or attempt to employ any director, officer or employee of Multifoods or any of its subsidiaries, or otherwise interfere with or disrupt any employment relationship (contractual or otherwise) between Multifoods and any director, officer or employee of Multifoods or any of its subsidiaries; (ii) for a period of two (2) years following the Termination Date, solicit, request, advise, or induce any present or potential customer, supplier, or other business contact of the Company to cancel, curtail, or otherwise change its relationship with Multifoods or any of its subsidiaries; or (iii) at any time after the Termination Date, publicly criticize or disparage in any manner or by any means Multifoods or any of its subsidiaries, its and their personnel, or any aspect of its management policies, operations, products, services, or practices.

     B. Remedies. Mishra acknowledges and agrees that money damages would not be sufficient remedy for any breach or threatened breach by Mishra of his covenants set forth in this Section 6; and that, in addition to all other remedies that Multifoods shall be entitled to, Multifoods shall be entitled to injunctive or other equitable relief as a remedy for such breach or threatened breach.

7.     No Waiver.

     The waiver by Multifoods or Mishra of a breach by Multifoods or Mishra, as applicable, of any term of this Agreement shall not operate or be construed as a waiver of any subsequent breach by Multifoods or Mishra, as applicable.

8.     Governing Law.

     This Agreement shall be interpreted under and governed by the laws of the State of Minnesota.

9.     Entire Agreement.

     This Agreement, including the Letter Agreement, contains the entire agreement between Multifoods and Mishra with respect to Mishra's termination as an employee of Multifoods, and supersedes any prior oral or written agreement or understanding between the parties with respect to severance pay and the other matters described in this Agreement.

     IN WITNESS WHEREOF, Multifoods and Mishra have signed and delivered this Agreement as of the day and year first above written.

WITNESS:                   INTERNATIONAL MULTIFOODS CORPORATION

/s/ Rachael Galarneau      By: /s/ Robert F. Maddocks
                           Robert F. Maddocks, Executive Vice President


WITNESS:

/s/ John Pistilli           /s/ Devendra Mishra
                            Devendra Mishra